Exhibit 99.1

14040 Park Center Road, Suite 210, Herndon, VA 20171; 703-674-5500; Fax 703-674-5506
E-mail: info@steelcloud.com

For investor or marketing information contact: William D. Hughes at 703-674-5560, whughes@steelcloud.com
For financial information please access our web site at www.steelcloud.com

PRESS RELEASE
For Immediate Distribution

SteelCloud Appoints Benjamin Krieger to Company Audit Committee

Herndon, VA—May 24, 2006--SteelCloud, Inc. (Nasdaq: SCLD), a leading supplier of turnkey appliance servers, network security and infrastructure solutions, and professional IT services today announced that Benjamin Krieger, a member of SteelCloud’s Board of Directors since September 1999, has been appointed to the Company’s Audit Committee effective May 19, 2006. Mr. Krieger replaces Arthur L. Money who resigned from the SteelCloud Board of Directors and as a member of the Audit Committee on May 15, 2006.

With the appointment of Mr. Krieger, the Company now has three independent directors on its audit committee which already included James Bruno and Vice Admiral E. A. Burkhalter, Jr.

On May 22, 2006, the Company received a letter from Nasdaq stating that the Company was not in compliance with the Nasdaq audit committee requirements as set forth in Marketplace Rule 4350(d)(2) between May 15, 2006 and May 19, 2006. However, as stated in the letter from Nasdaq, the Company has regained compliance with the Rules by virtue of Mr. Krieger’s appointment to the Audit Committee and, as a result, the matter has been deemed closed by Nasdaq.

About SteelCloud

SteelCloud is a leading provider of turnkey appliance servers, network security and infrastructure management solutions, and professional services. SteelCloud designs and manufactures specialized servers and appliances for volume users, large integrators and OEM customers. The Company delivers IT solutions in the form of security and infrastructure software, appliances, and professional services. In addition, the Company designs and develops proprietary SteelCloud products. SteelCloud’s ISO 9001:2000 certified Quality Management System has procedures in place for continuous quality improvement in all aspects of its business. Over its 18-year history, SteelCloud has won numerous awards for technical excellence and outstanding customer service. SteelCloud can be reached at 703-674-5500. Additional information is available at www.steelcloud.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: business conditions and the amount of growth in the computer industry and general economy; competitive factors; ability to attract and retain personnel, including key sales and management personnel; the price of the Company's stock; and the risk factors set forth from time to time in the Company's SEC reports, including but not limited to its annual report on Form 10-K and its quarterly reports on Forms 10-Q; and any reports on Form 8K. SteelCloud takes no obligation to update or correct forward-looking statements.